Exhibit 10.3

ASSET MANAGEMENT AGREEMENT

This ASSET MANAGEMENT AGREEMENT (this “Agreement”), effective November 20, 2025 (the “Effective Date”) is made and entered into, by and between:

1. Enlivex Therapeutics Ltd., a company organized under the laws of the State of Israel (the “Company” or the “Client”), with registration number: 514716489, and

2. Elinnovation Labs Ltd., a company organized under the laws of the State of Israel (the “Asset Manager”), with registration number: 516994423.

Each of them referred to as a “Party” and together as “Parties”.

WHEREAS, the Client wishes to appoint the Asset Manager to manage certain assets of the Client; and

WHEREAS, the Asset Manager wishes to be appointed by the Client for such purposes, subject to and in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1. Appointment of the Asset Manager; Authority. The Client hereby appoints the Asset Manager to provide certain asset management services, as set forth herein, with respect to the Account Assets (as defined below) in the accounts or cryptocurrency wallets identified in Schedule A attached hereto, and as amended from time to time in accordance with this Section 1 (collectively, the “Account”), maintained with one or more custodian(s) or cryptocurrency wallet providers approved in advance in writing by the Client and reasonably acceptable to the Asset Manager (collectively, the “Custodian”); provided, that only cryptocurrency wallets controlled by the Client, to which the Asset Manager has Restricted Access (as defined below) shall be permitted. The Asset Manager hereby accepts its appointment and agrees to provide such asset management services upon the terms and conditions set forth herein. The Client agrees that the Asset Manager may provide the services under this Agreement via affiliates of the Asset Manager (“Asset Manager Affiliates”); provided, that the Asset Manager shall remain fully responsible and liable for the acts and omissions of all Asset Manager Affiliates. The Client and the Asset Manager understand and agree that Schedule A may be amended from time to time following the date of execution of this Agreement by mutual written agreement of the Parties (such agreement not to be unreasonably withheld, conditioned or delayed).

2. Account Assets. The “Account Assets” shall consist of (a) certain cash net proceeds of the offering of the Client’s securities in accordance with that certain Securities Purchase Agreement, dated on or around November 24, 2025, between the Client and each purchaser identified on the signature pages thereto, (b) any additional cash proceeds the Client receives in connection with capital raises subsequent to the Initial Raise, and (c) any additional assets placed in the Account by the Client (collectively, the “Available Capital”), in each case which the Client determines, in its sole discretion, to place into the Account together with all investments thereof, proceeds of, income on, including any airdrops, forks, staking rewards or any other assets or rewards related to the Account Assets from time to time, and additions or accretions to the same, including all assets which are or were in the Account but which are staked from time to time in accordance with this Agreement. The Client shall notify the Asset Manager of its intention to contribute Available Capital to the Account to be designated and maintained as Account Assets held in the Account no fewer than three (3) business days in advance of such contribution. Liquidation of Account Assets may be required for any withdrawal by the Client during the term of this Agreement and notice shall be given as soon as possible and, in any event, at least five (5) business days in advance of any such withdrawal by the Client. The Asset Manager shall provide the Client with written notice of any material change to the management of the Account or the Account Assets at least ten (10) business days in advance. The Asset Manager shall at all times act in the best interests of the Client and in accordance with the Client’s written investment policies and risk parameters communicated by the Client to the Aset Manager.

For the purposes of this Agreement, “Crypto Strategy” means the long-only strategy overseen by the Client’s Vice President of Treasury Operations or other authorized individual as designated by the Client’s Chief Financial Officer in writing (any such person, will be referred to hereinafter as “VP Treasury”), primarily in RAIN$ token (“RAIN”), including staking, restaking and liquid staking of RAIN to improve returns. The Parties agree that the “Account Assets” shall not include “securities” as defined in the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Client understands and agrees that (i) it is not engaging the Asset Manager to provide investment advice about securities or cryptocurrencies and (ii) for so long as the Account Assets do not include securities and the Asset Manager’s services hereunder are confined to non-securities, the Client is not an “advisory client” for purposes of the Advisers Act, and to the fullest extent permitted by applicable law, shall not be afforded the protections of advisory clients under the Advisers Act. For the avoidance of doubt, nothing in this Section 2 shall be construed to limit or restrict the Asset Manager’s ability to invest the Account Assets in accordance with the Investment Guidelines set forth in Schedule B (the “Investment Guidelines”).

3. Duties and Authority of Asset Manager.

(a) Generally. The Asset Manager (and, where applicable, any Asset Manager Affiliate) hereby agrees to execute the Crypto Strategy in accordance with the Investment Guidelines, and, in connection therewith, the Asset Manager shall have sole responsibility and authority regarding the asset management of the Account Assets and, as herein provided, shall from time to time direct the investment and reinvestment of such assets in the Account, all subject to and in accordance with applicable law and the Investment Guidelines. Subject to the Investment Guidelines and applicable law, the Asset Manager (and, where applicable, any Asset Manager Affiliate) shall have full power and authority to:

(i) enter into all transactions and other undertakings that the Asset Manager may deem necessary or advisable to carry out the Investment Guidelines, including but not limited to the ability to buy, sell, exchange, convert, swap, stake, redeem, and otherwise trade in digital assets (other than any securities);

(ii) execute the investment decisions forwarded by the VP Treasury in respect of the Account Assets and the Account in accordance with the Investment Guidelines;

(iii) purchase, acquire, hold, invest, reinvest, sell, stake, redeem or dispose of, or otherwise trade in any assets (other than securities) which constitute or will constitute all or any portion of the Account Assets, and place orders with respect to, and arrange for any of the foregoing, all in accordance with the written orders or instructions provided by the VP Treasury in accordance with Investment Guidelines;

(iv) select brokers, dealers, cryptocurrency wallet providers, custodians, staking, restaking and liquid staking service providers and other intermediaries, exchanges and counterparties in accordance with written instructions of the VP Treasury, as may be necessary to execute transactions as described above and any other transactions contemplated herein, and to instruct the Custodian as necessary to open accounts in the name, or for the benefit, of the Client with such selected brokers, dealers, cryptocurrency wallet providers, staking, restaking and liquid staking service providers and other intermediaries, exchanges and counterparties and to pay reasonable fees and charges applicable to transactions in the Account;

(v) instruct the Custodian, in accordance with the written instructions or order of the VP Treasury, to deliver an asset sold, exchanged or otherwise disposed of by the Account in exchange for cash and to deliver cash to pay for assets delivered to the Custodian that were acquired by the Account;

(vi) instruct the Custodian, in accordance with the written instructions or order of the VP Treasury, to exercise or abstain from exercising any option, privilege or right held in the Account;

(vii) monitor the correct collection of income on the Account Assets by the Custodian;

(viii) execute, in the name and on behalf of Client, in accordance with the written instructions or order of the VP Treasury, all such documents and take all such other actions which Asset Manager shall deem requisite, appropriate or advisable to carry out its duties hereunder in accordance with Investment Guidelines; provided, that any actions authorized by this Agreement and executed by the Asset Manager pursuant to the authority herein granted shall not cause any Account Assets to be custodied by any person or entity other than the Custodian;

(ix) to engage such independent agents, administrators, subadvisors, attorneys and accountants, unaffiliated with the Asset Manager, as the Asset Manager may deem necessary or advisable for the Account Assets and to instruct the Custodian as necessary to pay on behalf of the Client, all reasonable and documented fees incurred thereby (including reasonable and documented legal and accounting fees and disbursements, commissions, banking, brokerage, registration and private placement fees, and transfer, capital and other taxes, duties and costs incurred in connection with the making of investments by the Client in Account transactions, in each case provided that the Asset Manager receives prior written approval from the VP Treasury; and

(x) take any other action with respect to property in the Account as necessary or desirable to carry out its obligations under this Agreement in accordance with Investment Guidelines (except that the Asset Manager is not authorized to withdraw any money or other property from the Account either in the name of the Client or otherwise and shall under no circumstances act as Custodian of the Account or take or have title to, or authority to take possession of the Account Assets, except as expressly described herein).

The foregoing authority shall remain in full force and effect, subject to the terms and limitations set forth in the Investment Guidelines, until revoked by the Client in writing to the Asset Manager or the termination of this Agreement as provided herein. Revocation shall not affect transactions entered into prior to such revocation.

(b) Power of Attorney. In furtherance of the authority set forth in Section 3(a), the Client hereby irrevocably designates and appoints the Asset Manager as its agent and attorney-in-fact, with full power and authority and without further approval of the Client, in the Client’s name, place and stead, to (i) negotiate, make, execute, sign, acknowledge, swear to, deliver, record and file any agreements, documents or instruments which may be considered necessary or desirable by the Asset Manager to carry out fully the provisions of this Agreement and (ii) to perform all other acts that are necessary, advisable or convenient to carry out its duties hereunder (subject at all times, however, to each and all of the limitations and stipulations set forth herein and in the Investment Guidelines). Notwithstanding the foregoing and for the avoidance of doubt, this power of attorney set forth in this Section 3(b) shall not permit the Asset Manager to take any action that would cause the Asset Manager to take or have possession or “custody” of any cash, securities or any other assets of the Client within the meaning of Advisers Act Rule 206(4)-2, other than direct withdrawal of the Asset Manager’s fee in accordance with the Fee Schedule (as defined below) upon instruction from the VP Treasury in accordance with the terms of this Agreement. Because this limited power of attorney shall be deemed to be coupled with an interest, it shall be irrevocable and survive and not be affected by the Client’s insolvency or dissolution. However, this limited power of attorney will become revocable upon the expiration of such interest and, therefore, this limited power of attorney will terminate upon termination of this Agreement in accordance with Section 13 of this Agreement.

(c) Compliance with Investment Guidelines. The Client acknowledges and agrees that the compliance with the Investment Guidelines, including, without limitation, compliance with sector and industry weights of the Account, as applicable, shall be determined in good faith accordance with the Asset Manager’s internal systems. The Client understands and agrees that the Asset Manager does not guarantee or represent that any investment objectives will be achieved. In the event of any breach of the Investment Guidelines, the Asset Manager shall seek to return the Account to compliance with the Investment Guidelines as soon as reasonably practicable. The Client and the Asset Manager understand and agree that (i) the Investment Guidelines may be amended from time to time by following the Effective Date of this Agreement by mutual written agreement of the Parties (such agreement not to be unreasonably withheld, conditioned or delayed) and (ii) the Asset Manager shall obtain the prior written approval of the Client for any exception from the Investment Guidelines in accordance with procedures mutually agreed between the Asset Manager and Client.

4. Custody of Assets.

(a) Assets held by Custodian. All Account Assets shall be held in cryptocurrency wallets (in each case comprising a part of the Account) established and controlled by the Client, to which the Asset Manager shall have Restricted Access. “Restricted Access” means access limited to view-only or multi-signature permissions that do not permit the Asset Manager to unilaterally transfer, withdraw, or otherwise dispose of assets. Under Restricted Access, the Asset Manager may not initiate, approve, or effect any transaction, disposition, or transfer of any Account Assets without the prior written approval of the VP of Treasury. All such approvals must be transaction-specific, time-limited, and documented in writing or via a secure electronic authorization process designated by the Client. Title to the Account and all Account Assets shall be held in the name of the Client; provided, that for convenience in buying, selling and exchanging assets, title to such assets may be held in the name of the Custodian, or its nominee, or the street name of the Client’s Custodian, subject always to the Client’s beneficial ownership and control. The Asset Manager does not have any authority to, and shall not take any actions which would cause the Asset Manager to, take or have possession or “custody” (or be deemed to have “custody”) within the meaning of Rule 206(4)-2 promulgated under the Advisers Act, of any cash, securities, items of value or rights existing in a digital format that can be owned, traded, or managed using digital technology, including, but not limited to cryptographic tokens, non-fungible tokens (NFTs), and liquidity provider (LP) tokens), or any other assets of the Client. Neither the Asset Manager nor any of its affiliates shall take physical custody, possession, or have any authority to take physical custody or possession of, or handle any cash, mortgages or deeds of trust, or other indicia of ownership of any of the Account Assets. Notwithstanding any transactions authorized by this Agreement and executed by the Asset Manager pursuant to authority granted herein, all Account Assets shall be custodied by the Custodian. The Asset Manager shall under no circumstances act as custodian for the Account or take, have title, possession, or any authority to take physical custody or possession of the Account Assets. Instructions by the Asset Manager to the Custodian with respect to the Account Assets shall be made electronically (e.g., through an API feed), in writing, or by other documented and commercially reasonable means agreeable to both parties. The Client shall have the right to replace the Custodian at any time upon written notice to the Asset Manager, and the Asset Manager shall cooperate fully and promptly in effecting such transition, including providing all necessary data, documentation, and technical assistance.

(b) Expenses of the Custodian; Liability. The Asset Manager shall pay all charges, fees and expenses of the Custodian and any sub-custodian(s), including but not limited to customary insurance coverage for a portion of the Client’s assets held by the Custodian, which is offered by such Custodian to its other clients as part of the service and shall at all times provide coverage that is no less favorable than that offered as a standard to any other client of the Custodian. The fees charged to the Client by the Custodian are included in the management fees and other charges discussed herein. The Asset Manager shall be fully responsible and liable for any loss, damages, embezzlement, theft, or misappropriation of Account Assets, private keys, or access to credentials resulting from its own actions. The Asset Manager will be liable or responsible for the Custodian’s acts, omissions, negligence, willful misconduct, or failure to comply with applicable security standards or law only to the limit of insurance coverage given by the Custodian. The Asset Manager shall also be liable for any recommendation made or such loss of access relating to the Asset Manager’s own conduct or credentials (which recommendation or loss of access is not otherwise exculpated or indemnified in accordance with Section 11). The Asset Manager shall indemnify and hold harmless the Client from and against any losses, damages, or expenses (including reasonable attorneys’ fees) arising out of or relating to any failure by the Asset Manager, its agents, Asset Manager’s Affiliates or the Custodian to safeguard the Account Assets or comply with this Agreement. The Asset Manager’s aggregate liability for any and all losses under this Agreement, whether based in contract, tort (including negligence), strict liability, or otherwise, shall not exceed the total amount of fees actually paid by the Company to the Asset Manager under this Agreement during the twelve (12) month period immediately preceding the event giving rise to the claim. Notwithstanding, the foregoing limitations of liability shall not apply to losses arising from the Asset Manager’s gross negligence, willful misconduct, fraud, or breach of confidentiality or data protection obligations.

5. Proper Instructions.

(a) All instructions communicated hereunder to the Asset Manager from the Client shall be made in writing and transmitted to the Asset Manager by the Client’s VP Treasury. For any single transaction or series of related transactions exceeding US$5 million (or equivalent in other currency), written instructions shall require the joint authorization of both the VP Treasury and Chief Financial Officer, or such other person duly authorized under the Client’s dual-approval policy as the Client may establish and communicate in writing to the Asset Manager. The Asset Manager shall verify the authenticity of any such communication through the Client’s designated verification process prior to acting thereon. The Asset Manager shall have no authority to rely on any instruction of the Client that does not comply with such verification process.

(b) The Client shall provide the Asset Manager with a list of authorized persons and their specimen signatures from whom the Asset Manager may accept written day-to-day instructions, confirmations or authority under this Agreement (“Proper Instructions”), and the Asset Manager shall be fully protected in relying on such list until notified in writing by the Client to the contrary. As of the date of this Agreement, the Client’s list of authorized persons Schedule C attached hereto. Proper Instructions may be sent via email, Adobe’s Portable Document Format (“PDF”) or other electronic transmission. The Asset Manager shall immediately confirm receipt and authenticity of any Proper Instruction before taking any action thereon.

6. Management Fees; Account Expenses.

(a) As compensation for the Asset Manager’s services rendered hereunder, the Client shall pay the management fees described in Schedule D attached hereto and as may be amended from time to time by prior written agreement of the Asset Manager and the Client (the “Fee Schedule”). The Asset Manager will furnish detailed and itemized invoices monthly, and all fees shall be payable from the Account only upon the Client’s written approval of each invoice to be provided not later than ten (10) business days following Client’s receipt of such invoice. The Client hereby acknowledges that it is the Client’s responsibility to verify the accuracy of the calculation of the Asset Manager’s fees, and the Asset Manager shall cooperate fully with any reasonable audit or review by the Client or its representatives to confirm such accuracy. The Parties agree that the fee set forth in the Fee Schedule constitute the sole, exclusive, and final compensation payable to the Asset Manager for all services rendered under this Agreement, and no additional fees, commissions, reimbursements, or other payments shall be due or payable to the Asset Manager unless expressly agreed in writing by both Parties.

(b) The Asset Manager will be responsible for all of its overhead costs, including but not limited to salaries, benefits, office expenses, technology, communications, travel, insurance, and any other costs incurred in performing its obligations under this Agreement. No such costs shall be charged to or reimbursed by the Client unless expressly approved in writing by the Client in advance.

7. Representations of the Asset Manager. The Asset Manager represents to the Client as follows:

(a) the Asset Manager has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority to own its properties and conduct its business as currently conducted and as contemplated under this Agreement. The Asset Manager is not subject to any pending or threatened bankruptcy, insolvency, receivership, or similar proceeding, and that no such proceeding has been threatened in writing;

(b) the Asset Manager has or will obtain and maintain in full force and effect at all times during the term of this Agreement, all governmental authorizations, approvals, consents, licenses, permits and registrations, and will make such filings as required in connection with the execution, delivery and performance of this Agreement by the Asset Manager under all applicable laws;

(c) this Agreement constitutes a binding obligation of the Asset Manager, enforceable against the Asset Manager in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law; and

(d) the execution, delivery and performance of this Agreement do not and will not conflict with or result in any breach of or default under any obligation by which the Asset Manager is bound, whether arising by contract, operation of law or otherwise, or any applicable law, in each case in a manner that would result in a material adverse effect on the Asset Manager or the Client or that would materially impede the Asset Manager’s ability to perform its obligations hereunder; and

(e) the Asset Manager possesses, and shall maintain throughout the term of this Agreement, the necessary expertise, experience, professional qualifications, personnel, technical capabilities, financial resources, and operational infrastructure to perform its obligations and duties under this Agreement in a competent, diligent, and professional manner consistent with industry best practices and applicable law.

The foregoing representations and warranties shall be continuing during the term of the Agreement, and if at any time during the term of this Agreement any event has occurred which would make any of the foregoing representations and warranties untrue or inaccurate in any material respect, the Asset Manager shall promptly notify in writing the Client of such event.

8. Representations of the Client. The Client represents and warrants to the Asset Manager as follows:

(a) the Client has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority to own its own properties and conduct its business as currently conducted;

(b) the Client has the authority to appoint the Asset Manager to manage the assets held in the Account and has, by appropriate action, duly authorized the execution and implementation of this Agreement;

(c) this Agreement constitutes a binding obligation of the Client, enforceable against the Client in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(d) the execution, delivery and performance of this Agreement do not conflict with any obligation by which the Client is bound, whether arising by contract, operation of law or otherwise, or any applicable law, in each case in a manner that would result in a material adverse effect on the Asset Manager or the Client or that would materially impede the Client’s ability to perform its obligations hereunder;

(e) except in either case to the extent the Client has notified the Asset Manager in writing: (i) the Account Assets belong to the Client free and clear of any liens or encumbrances, and (ii) the Client will not pledge or encumber any Account Assets;

(f) as of the date hereof, the Client is not required to be registered as an investment company (as that term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”);

(g) the Client has reviewed all other materials and agreements provided by the Asset Manager relating to the Account and to the investments contemplated hereby, understands such materials and agreements and has had the opportunity to ask questions regarding such materials and agreements;

(h) the Client is an “accredited investor” as that term is or may in the future be defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”);

(i) [reserved];

(j) [reserved]

(k) the Account Assets held in the Account are not assets: of an “employee benefit plan” as defined in and subject to the fiduciary responsibility provisions of the U.S. Employee Retirement Security Act of 1974, as amended (“ERISA”); a “plan” as defined in and subject to Section 4975 of the Code; a government plan, foreign plan, or church plan subject to laws similar to ERISA or Section 4975 of the Code; or an entity that holds “plan assets” as defined in Section 3(42) of ERISA;

(l) (i) the monies being used by it fund the Account and the Account Assets held in the Account as of the Effective Date are not (A) derived from or related to any illegal activities, including but not limited to money laundering activities, or (B) derived from, invested for the benefit of or related in any way to the governments of, or persons within, any country under a U.S. embargo enforced by the U.S. Treasury Department’s Office of Foreign Assets Control and (ii) the opening, operation and maintenance of the Account does not directly or indirectly contravene U.S. federal, state, international or other laws or regulations, including anti-money laundering laws;

(m) neither the Client, nor any person controlling, controlled by, or under common control with the Client is a Prohibited Investor,1 and Account Assets are not being invested on behalf, or for the benefit, of any Prohibited Investor. Neither the Client nor any director or officer of the Client is a Senior Foreign Political Figure,2 any member of a Senior Foreign Political Figure’s Immediate Family3 or any Close Associate4 of a Senior Foreign Political Figure unless the Client has notified Asset Manager of such fact. The Client is not resident in, or organized or chartered under the laws of, a jurisdiction that has been designated by the Secretary of the Treasury under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.5 No Account Assets were routed through an account maintained at a Foreign Shell Bank,6 an offshore bank, a bank organized or chartered under the laws of a jurisdiction that has been designated by FATF as non-cooperative with international anti-money laundering principles or a financial institution subject to special measures under Section 311 of the USA PATRIOT Act. If the Client or any person controlling, controlled by, or under common control with the Client is organized under the laws of a country other than the United States to engage in the business of banking, the Client or such person, as the case may be, either: (i) has a Physical Presence7 in a country in which the Client (or such person) is authorized to conduct banking activities, at which address the Client (or such person): (a) employs one or more persons on a full-time basis, (b) maintains operating records relating to its banking business, and (c) is subject to inspection by the banking authority from which it obtained its banking license; or (ii) is affiliated with a financial institution that maintains a Physical Presence in the United States or another country and is subject to supervision by a banking authority regulating such affiliated financial institution; and

[1]	“Prohibited Investors” include: (1) a person or entity whose name appears on the list of Specially Designated Nationals and Blocked Persons maintained by Office of Foreign Assets Control (“OFAC”) or prohibited under OFAC country sanctions, or any blocked persons list maintained by a governmental or regulatory body as may become applicable to the Trustee or Fund, (2) any Foreign Shell Bank, (as defined below), and (3) any person or entity resident in or whose funds are transferred from or through an account in a jurisdiction that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as Financial Action Task Force (“FATF”), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur. See http://www.fatf-gafi.org for FATF’s list of Non-Cooperative Countries and Territories.

[2]	“Senior Foreign Political Figure” means a current or former senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a current or former senior official of a major non-U.S. political party, or a current or former senior executive of a non-U.S. government-owned commercial enterprise. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure. Senior executives are individuals with substantial authority over policy, operations, or the use of government-owned resources.
[3]	“Immediate Family” with respect to a Senior Foreign Political Figure, typically includes the figure’s parents, siblings, spouse, children and in-laws.
[4]	“Close Associate” means, with respect to a Senior Foreign Political Figure, a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial U.S. and non-U.S. financial transactions on behalf of the Senior Foreign Political Figure.
[5]	Notice of jurisdictions that have been designated by the Treasury Department as a primary money laundering concern under Section 311 are published in the Federal Register and on the website of the Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) at https://www.fincen.gov/resources/statutes-and-regulations/311-special-measures. FinCEN also issues advisories regarding jurisdictions that it deems to be deficient in their counter-money laundering regimes. Such advisories are posted at https://www.fincen.gov/resources/advisoriesbulletinsfact-sheets/advisories.
[6]	“Foreign Shell Bank” means a Foreign Bank without a Physical Presence (each as defined below) in any country but does not include a Regulated Affiliate (as defined below). “Regulated Affiliate” means a Foreign Shell Bank that: (i) is an affiliate of a depository institution, credit union, or Foreign Bank that maintains a Physical Presence in the U.S. or a foreign country, as applicable; and (ii) is subject to supervision by a banking authority in the country regulating such affiliated depository institution, credit union, or Foreign Bank. “Foreign Bank” means an organization that (i) is organized under the laws of a country outside the United States; (ii) engages in the business of banking; (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations; (iv) receives deposits to a substantial extent in the regular course of its business; and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank.

[7]	“Physical Presence” means a place of business that is maintained by a Foreign Bank and is located at a fixed address, other than solely a post office box or an electronic address, in a county in which the Foreign Bank is authorized to conduct banking activities, at which location the Foreign Bank: (i) employs one or more individuals on a full-time basis; (ii) maintains operating records related to its banking activities; and (iii) is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities.

(n) the Client understands, acknowledges, represents and agrees that (i) it is its duty to comply with applicable anti-money laundering regulations, embargo and trade sanctions, or similar laws, regulations, requirements (whether or not with force of law) or regulatory policies to which it is or may become subject (collectively “Requirements”), (ii) the Asset Manager could be requested or required to obtain certain assurances from the Client, disclose information pertaining to it to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future, (iii) the Client will provide additional information or take such other actions as are necessary or reasonably advisable for the Asset Manager to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) or otherwise, and (iv) the Asset Manager and its agents may disclose to relevant third parties information pertaining to the Client in respect of Requirements or information requests related thereto, subject to prior written approval of the Client.

The foregoing representations and warranties shall be continuing during the term of the Agreement, and if at any time during the term of this Agreement any event has occurred which would make any of the foregoing representations and warranties untrue or inaccurate in any material respect, the Client shall promptly notify the Asset Manager of such event.

9. Client Acknowledgements.

(a) Cooperation. The Client acknowledges that the information provided by the Client on any Account opening forms, including without limitation, information pertaining to the Client’s legal or tax status, address or other contact information and Investment Guidelines will be relied upon by the Asset Manager, and the Client agrees that if any such information shall hereafter change or become inaccurate in any material respect, the Client shall notify the Asset Manager in writing of such change or inaccuracy as soon as reasonably practicable. The Client shall reasonably cooperate with the Asset Manager in the performance of its services under this Agreement and, upon the Asset Manager’s reasonable request, shall provide the Asset Manager with timely access to and use of personnel, facilities, equipment, data and information solely to the extent required for the Asset Manager to perform its obligations and services under this Agreement. Nothing in this Agreement shall obligate the Client to provide any information that is confidential, privileged, or commercially sensitive, except as and to the extent required by applicable law.

(b) Risk Factors; Conflicts of Interest; Non-Exclusive Management. The Client acknowledges that the Asset Manager shall devote such part of its time as the Asset Manager determines is reasonably needed for the services contemplated under this Agreement; provided, however, that this Agreement shall not prevent the Asset Manager from rendering similar services to other persons, trusts, corporations or other entities. The Asset Manager shall ensure that the Client’s interests are not disadvantaged as a result of such other activities and shall implement and maintain effective policies and procedures to identify, manage, and disclose any conflicts of interest. Nothing in this Agreement shall limit or restrict the Asset Manager or any of its officers, affiliates or employees from, as permitted by law, buying, selling or trading in any asset for its own or their own accounts; provided, that such transactions do not adversely affect the Client or involve the misuse of the Client’s information. The Client acknowledges that the Asset Manager and its officers, affiliates and employees and the Asset Manager’s other clients may, as permitted by law at any time have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired for or disposed of from the Account. To the extent permitted by law, the Asset Manager shall have no obligation to acquire for the Account a position in any investment which the Asset Manager, its officers, affiliates or employees may acquire for its or their own accounts or for the account of another client but shall disclose to the Client any material conflicts of interest arising from such circumstances. The Client acknowledges that the Asset Manager is not a financial planner. Nothing contained herein or provided hereby shall be construed as legal, tax or accounting advice by the Asset Manager.

(c) Order Aggregation and Allocation. The Client acknowledges and agrees that the Asset Manager manages other portfolios, including some that may use investment strategies substantially similar to those of the Account, and the Asset Manager expects that purchases or sales of the same assets will be made on behalf of the Account and the other portfolios managed by the Asset Manager. The Asset Manager may, but is not obligated to, aggregate orders for the purchase or sale of assets on behalf of the Account with orders on behalf of other portfolios the Asset Manager manages. The Asset Manager will act in good faith and on a fair and equitable basis in allocating the opportunity to purchase or sell such assets among the Account and such other portfolios.

(d) Brokerage Practices. The investment and reinvestment of the assets in the Account in accordance with the Asset Manager’s authority, following VP Treasury orders, as set forth in Section 3 above, shall be carried out by the Asset Manager’s placement of orders with brokers or other dealers to cause the sale or purchase or other disposition of allowable assets in accordance with the Investment Guidelines. The Client acknowledges and agrees that, in consultation and approval of the Client’s VP Treasury, the Asset Manager shall select commercially reasonable brokers or dealers to effect the purchase and sale of assets and to execute and deliver brokerage and customer agreements with any such broker or dealer in the name and on behalf of the Client, which brokers or dealers may be Asset Manager Affiliates. The Asset Manager shall designate the broker or brokers through which transactions for the Account are executed at such prices and commissions that, in the Asset Manager’s good faith judgment, will be in the best interest of the Account. The Asset Manager shall have authority to and may consider such factors as price, transaction costs, a broker’s or dealer’s ability to effect the transactions, access to securities, reliability and financial responsibility, commitment of capital, and the provision or payment by the broker of the costs of research and research-related services which are of benefit to the Asset Manager or its clients, as well as other factors that the Asset Manager deems appropriate to consider under the circumstances. Accordingly, when the Asset Manager places orders for the purchase or sale of an asset for the Account, in selecting brokers or dealers to execute such orders, the Client expressly authorizes the Asset Manager to consider the fact that a broker or dealer has furnished statistical, research or other information or services for the benefit of the Account directly or indirectly. Without limiting the generality of the foregoing, the Asset Manager is authorized to cause the Account to pay brokerage commissions which may be in excess of the lowest rates available to brokers who execute transactions for the Account or who otherwise provide brokerage and research services utilized by the Asset Manager; provided, that the Asset Manager determines in good faith that the amount of each such commission paid to a broker is reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either the particular transaction to which the commission relates or the Asset Manager’s overall responsibilities with respect to accounts as to which the Asset Manager exercises investment discretion.

(e) Controversies with Brokers. In the event of a controversy with any broker or other dealer regarding any transaction, the Asset Manager shall advise the Client of such controversy and the circumstances thereof promptly and in writing, and thereafter the Asset Manager shall act in accordance with any written instructions of the Client to the extent consistent with this Agreement. The Client shall, as shall be agreed upon by them, determine whether any proceedings or other actions shall be instituted with respect to such controversy; provided, however, that nothing herein shall be deemed to prohibit the Asset Manager from taking any action which it shall, under the circumstances then prevailing, reasonably determine to be necessary or desirable to protect the interests of the Account or otherwise to carry out its investment duties and responsibilities hereunder, in each case in accordance with the terms hereof.

(f) Legal Proceedings. Unless otherwise agreed in writing by the Asset Manager, the Asset Manager shall have no obligations to take any action on behalf of the Client in any legal proceedings, including bankruptcies or class actions, involving any assets held, or formerly held, in the Account. At the Client’s request, the Asset Manager will endeavor to assist with administrative matters in respect of any settlement or judgment. Nonetheless, this provision shall not apply for any actions involving the Asset Manager’s conduct or the performance of its duties under this Agreement, and the Asset Manager shall cooperate fully, at its own cost, with any such proceedings initiated by or on behalf of the Client.

(g) Agency Cross Transactions. Consistent with applicable law, Client hereby authorizes the Asset Manager to enter into “agency cross transactions” effected by an Asset Manager Affiliate acting as broker for both the Account and for the party on the other side of the transaction. The Client understands and agrees that the Asset Manager or such Asset Manager Affiliate may receive commissions from and have a potentially conflicting division of loyalties and responsibilities regarding, both parties to such agency cross transactions. The Asset Manager shall disclose each such transaction to the Client in advance whenever practicable, and in any event promptly thereafter, and shall ensure that such transactions are effected on terms no less favorable to the Client than those available in an arm’s-length transaction. This consent, as to agency cross transactions effected on behalf of the Client, may be revoked at any time by written notice from the Client to the Asset Manager.

(h) Transactions with Affiliates. The Client acknowledges and agrees that the Asset Manager may cause the Account to enter into transactions and other arrangements with the Asset Manager, Asset Manager Affiliates or other investment funds or managed accounts managed by the Asset Manager or the Asset Manager Affiliates that, to the extent that they involve securities, may be viewed as principal transactions (i.e., transactions between the Account and an Asset Manager Affiliate acting for its own account). In connection with such transactions involving securities, the Asset Manager will obtain Client’s prior written consent, and will be subject to full disclosure of all material terms, and confirmation that the transaction is on terms no less favorable to the Client than those available from an independent third party. Client acknowledges and agrees that, unless otherwise determined by the Asset Manager in its discretion and in accordance with the terms and conditions set forth in the Investment Guidelines, any transactions (including staking, restaking and liquid staking) in RAIN with Asset Manager Affiliates shall not be considered principal transactions subject to such pre-clearance requirements.

(i) Procedure for Account Withdrawals. The Client hereby agrees to notify the Asset Manager at least five (5) business day prior to any withdrawals from the Account. The Client acknowledges and agrees that withdrawals will be funded first by accessing free cash balances and money market instruments; funds derived from the liquidation of all other assets will be deliverable upon final settlement of the trade(s) funding the withdrawal. Withdrawals will not affect: (a) the validity of any actions the Asset Manager has previously taken; or (b) the Client’s liabilities or obligations for transactions started before withdrawal. Notwithstanding the foregoing, the Client understands and agrees that certain types of investments may only be liquidated at certain (sometimes infrequent) times and reasonable extensions to such 5-business day notice period shall be permitted by the Client in good faith to account for bona fide technical or business requirements.

10. Client Records, Reports and Transparency.

(a) The Asset Manager shall maintain the books and records pertaining to the management and oversight of the Client Assets throughout the term of this Agreement and for a period of five (5) years after the end of the year in which this Agreement terminates. Such books and records shall be made available for inspection and copying at any time by the Client reasonably requested and upon Client’s expense, upon no less than three (3) business days’ prior written notice.

(b) The Asset Manager shall provide to the Client or shall arrange for the Custodian to provide to the Client, a real-time dashboard interface including, but not limited to, daily net asset value, weekly exposure and monthly risk and exposure. The Asset Manager shall add additional features and data points to such real-time dashboard interface on an ongoing basis consistent with best market practices provided by other asset managers from time-to-time, within a time frame to be mutually agreed between the Asset Manager and the Client. In addition, the Asset Manager shall deliver to the Client a monthly reconciliation report, certified by an authorized officer of the Asset Manager, detailing all transactions, staking activities, and realized/unrealized gains or losses for accounting and tax reporting purposes.

11. Liability.

(a) Except in the cases of willful misconduct, negligence, embezzlement, fraud, material breach of this Agreement (each, a “Disqualifying Action”), none of the Asset Manager, its affiliates or their respective officers, directors and employees (collectively, the “Covered Persons”) shall have any liability (whether direct or indirect, in contract or tort or otherwise) for any claims, liabilities, losses, damages, penalties, obligations or expenses of any kind whatsoever, including reasonable and documented attorneys’ fees and court costs (“Losses”) suffered by the Client as the result of any act or omission by the Asset Manager in connection with, arising out of or relating to the performance of its services hereunder. The Client further agrees that no Covered Person shall be liable for any Losses caused, directly or indirectly, by any act or omission of the Client or any act or omission by the Custodian, any broker dealer to which the Asset Manager or the Client directs transactions for the Account, any third party service provider selected by the Asset Manager with reasonable care to act on behalf of the Client, or by any other non-party, unless such acts, omissions or other conduct is at the direction of the Asset Manager and the Asset Manager’s direction constitutes a Disqualifying Action. Without limiting anything in this Section 11(a), in no case shall any Covered Persons be liable for any Losses caused, directly or indirectly, by the error, negligence or misconduct of a Custodian, broker, broker-dealer, exchange, staking validator, or other online platform or service (however described) (collectively, “Platform”), the bankruptcy, insolvency, receivership, administrative or similar proceeding involving a Platform, a pause in or suspension of withdrawals from a Platform (however described and for whatever reason), the hack of a Platform, or by any other cause that does not constitute a Covered Person’s Disqualifying Action.

(b) The Asset Manager and any person acting on its behalf shall be entitled to rely in good faith upon written information, opinions, reports or statements of legal counsel (as to matters of law) and accountants (as to matters of accounting or tax), in each case selected in good faith by the Asset Manager, and, accordingly, such good faith reliance by a person shall not constitute a Disqualifying Action so long as such counsel or accountant is qualified and was selected and consulted with due care. Under no circumstances shall the Asset Manager or any Covered Person be liable for any special, incidental, exemplary, consequential, punitive, lost profits or indirect damages (except to the extent awarded to a third party).

(c) The Client agrees to indemnify and hold harmless each of the Covered Persons, against any Losses suffered or incurred by reason of, relating to, based upon, arising from or in connection with (directly or indirectly) (i) the operations, business or affairs of the Client, or any actions taken by the Asset Manager or failure by it to act in connection with this Agreement (including, any Losses arising as a result of any operational errors committed by or erroneous instructions provided by the Client), (ii) a Disqualifying Action by the Client, or (iii) the Client’s breach of this Agreement, in each case except to the extent that such Losses are determined by a court of competent jurisdiction, upon entry of a final judgment, to be attributable to a Disqualifying Action of such Covered Person.

(d) To the fullest extent permitted by law, the Client shall, upon the request of any Covered Person, reimburse such Covered Person’s out-of-pocket costs of investigation (whether internal or external), litigation, including attorneys’ reasonable and documented fees and disbursements, reasonably incurred in responding to, litigating or endeavoring to settle any claim, action, suit, investigation or proceeding (a “Claim”); provided, that the affected Covered Person shall, as a condition of such Covered Person’s right to receive such advances and reimbursements, undertake in writing to promptly repay the applicable funds for all such advancements or reimbursements if a final judgment of a court of competent jurisdiction has determined that such Covered Person is not then entitled to indemnification under this Section 11. If any Covered Person recovers any amounts in respect of any Claims from insurance coverage or any third-party source, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Client for any amounts previously paid to it by the Client in respect of such Claims.

(e) Promptly after receipt by a Covered Person of notice of any Claim or of the commencement of any action or proceeding involving a Claim, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Client, give written notice to the Client of the receipt of such Claim or the commencement of such action or proceeding; provided, that the failure of any Covered Person to give notice as provided herein shall not relieve the Client of its obligations hereunder, except to the extent that the Client is actually prejudiced by such failure to give notice.

(f) Each Covered Person shall cooperate with the Client and its counsel in responding to, defending and endeavoring to settle any proceedings or Losses that may be subject to indemnification by the Client pursuant to this Section 11. Without limiting the generality of the immediately preceding sentence, if any proceeding is commenced against a Covered Person, the Client shall be entitled to participate in and to assume the defense thereof to the extent that the Client may wish, with counsel reasonably satisfactory to such Covered Person. After notice from the Client to such Covered Person of the Client’s election to assume the defense thereof, the Client shall not be liable for expenses subsequently incurred by such Covered Person without the consent of the Client (which shall not be unreasonably withheld) in connection with the defense thereof. Without the Covered Person’s consent, the Client will not consent to entry of any judgment in or enter into any settlement of any such action or proceeding which does not include as an unconditional term thereof the giving by every claimant or plaintiff to such Covered Person of a release from all liability in respect of such claim or litigation.

(g) The right of any Covered Person to indemnification as provided herein shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person’s successors, assigns and legal representatives.

(h) Applicable laws may impose liabilities under certain circumstances on persons who act in good faith; therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which the undersigned may have under any applicable law.

12. Confidentiality. The Asset Manager shall regard as confidential all information concerning the affairs, condition (financial or otherwise), business and assets of the Client (“Confidential Information”), and shall not use any Confidential Information other than in connection with Asset Manager’s performance of its obligations under this agreement and shall not disclose any Client Confidential Information to any third person; provided that the Asset Manager shall be permitted to disclose Confidential Information to (a) the Covered Persons and their respective service providers, in each case, that have a bona fide need to know such confidential information in connection with the transactions contemplated by this Agreement and who have been directed to maintain the confidentiality of such information, (b) third parties solely with respect to the fact that the Asset Manager is performing investment management activities on the Client’s behalf, which specifically includes the Asset Manager’s inclusion of references to the Client in written marketing materials distributed by the Asset Manager to prospective investment management clients, (c) third parties regarding information regarding Account holdings and performance (without reference to the Client’s name) in connection with the establishment of a track record of the Asset Manager and (d) as otherwise required by any regulatory authority, law or regulation, or by legal process. The Client acknowledges that it may receive or have access to Confidential Information of the Asset Manager which is proprietary in nature and non-public, including, without limitation, information regarding the Asset Manager’s investment methodologies, systems and forms, trade secrets and the like. Neither Party shall disclose or cause to be disclosed any Confidential Information of the other Party to any person or use any Confidential Information for its own purposes or its own account, except in connection with its investment in the Account and except as otherwise required by any regulatory authority, law or regulation, or by legal process; provided, however, that, to the extent practicable and legally permissible, a Party that has been so required to disclose Confidential Information of the other Party shall provide such other Party with prior notice of any such disclosure and the circumstances surrounding such request so that such other Party may seek (at its sole expense) a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy, a Party is nonetheless legally compelled to disclose Confidential Information of the other Party, then the disclosing Party may, without liability hereunder, disclose only that portion of the Confidential information that is legally required to be disclosed.

The Asset Manager hereby acknowledges and agrees that the Client is a publicly traded company listed on the Nasdaq Stock Market and the Tel Aviv Stock Exchange. Accordingly, any Confidential Information disclosed by the Client to the Asset Manager hereunder may constitute material non-public information or inside information (collectively, “MNPI”) under applicable securities laws and regulations. Notwithstanding anything to the contrary contained herein, the Asset Manager shall maintain the strict confidentiality of all MNPI, shall establish and enforce appropriate compliance procedures to prevent any unauthorized use or disclosure of MNPI, and shall fully comply with all applicable securities laws and regulations, including, without limitation, those relating to trading in the Client’s securities.

13. Term and Survival; Exclusivity.

(a) This Agreement shall be effective on the Effective Date and will, unless early terminated in accordance with the provisions of this Section 13, continue in effect until the third (3rd) anniversary of the Effective Date (the “Stated Termination Date”) and, unless a Party elects to not continue the effectiveness of this Agreement as provided in Section 13(b), shall thereafter continue for successive one-year renewal periods upon the mutual agreement of the Asset Manager and the Client (each, a “Renewal Period”, and the period during which this Agreement is in effect, the “Term”). Beginning with the Effective Date, the Asset Manager (including any Asset Manager Affiliate as applicable) shall provide asset management services to Client and its subsidiaries, as contemplated by and in accordance with the terms of this Agreement.

(b) Beginning on the first (1st) anniversary of the Effective Date, this Agreement may be terminated by either Party for any reason upon at least thirty (30) days prior written notice to the other Party. Additionally, this Agreement may be terminated at any time for Cause (i) by the Client, upon at least thirty (30) days prior written notice to the Asset Manager and (ii) by the Asset Manager, upon at least sixty (60) days prior written notice to the Client (unless stated otherwise below). Each such notice set forth in this Section 13(b) shall be referred to as a “Termination Notice”.

(c) For the purposes hereof, the term “Cause” means (i) with respect to the Asset Manager, (A)(I) fraud, (II) bad faith resulting in a breach of this Agreement, or (III) any action or omission constituting gross negligence in performing its obligations under this Agreement; provided, that the Asset Manager shall have a cure period of fifteen (15) days following notice of an occurrence of (I) or (II) if such breach, action or omission, as applicable is curable), (B) an Act of Insolvency occurring with respect to the Asset Manager; provided, that an Act of Insolvency shall not be deemed to occur if the Asset Manager assigns its obligations under this Agreement to an affiliate that is not subject to an Act of Insolvency, or (C) the Asset Manager is dissolved; provided, that such dissolution shall not be deemed to occur if the Asset Manager assigns its obligations under this Agreement to an affiliate that is not subject to dissolution; and (ii) with respect to the Client (A) a material breach by the Client of its obligations under this Agreement (provided, that the Client shall have a cure period of thirty (30) days following notice of breach in the case of any such breach that is susceptible of cure) or (B) it becomes unlawful under any applicable law (as determined by the Asset Manager in its sole discretion, following consultation with outside counsel) for the Asset Manager to perform its obligations under the Agreement, in which case the Asset Manager may immediately suspend its performance of all obligations under this Agreement and may terminate this Agreement with five (5) business days prior written notice.

(d) For the purposes hereof, “Act of Insolvency” means the Asset Manager (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii)(A) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (I) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (II) is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof; (iii) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (iv) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; or (v) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 60 days thereafter.

(e) [reserved].

(f) Termination shall not affect liabilities or obligations incurred or arising from transactions initiated under this Agreement prior to such termination, including the provisions regarding arbitration, which shall survive any expiration or termination of this Agreement. Upon termination, it is the Client’s responsibility to monitor the Account Assets and it is understood and acknowledged that the Asset Manager will have no further obligation to act or advise with respect to those Account Assets.

14. Notice of Engagement. If the Client enters into any agreement with any investment manager, asset manager or other service provider (a “Competing Asset Manager”) including any agreement with a Competing Asset Manager entered into on or prior to the date hereof, pursuant to which such Competing Asset Manager provides similar services for the Client as those provided by the Asset Manager, the Client shall notify the Asset Manager and provide a summary of the terms of such Agreement (which terms may be redacted in order to satisfy any confidentiality obligations to the Competing Asset Manager).

15. Electronic Delivery. The Client hereby agrees and provides its consent to have the Asset Manager electronically deliver Account Communications. “Account Communications” means all current and future account statements; privacy statements; audited financial information, if applicable; this Agreement (including all supplements and amendments hereto); the Asset Manager’s Privacy Notice and updates thereto; notices and other information, documents, data and records regarding the Account Assets. Electronic communications include e-mail delivery as well as electronically making available to the Client Account Communications on the Asset Manager’s Internet site, if applicable. By signing this Agreement, the Client consents to electronic delivery as described in the preceding three sentences. It is the Client’s affirmative obligation to notify the Asset Manager in writing if the Client’s email address changes. The Client may revoke or restrict its consent to electronic delivery of Account Communications at any time by notifying the Asset Manager, in writing, of the Client’s intention to do so. Neither the Asset Manager nor its affiliates will be liable for any interception of Account Communications. The Client should note that no additional charge for electronic delivery will be assessed, but the Client may incur charges from its Internet service provider or other Internet access provider. In addition, there are risks, such as systems outages, that are associated with electronic delivery.

16. General Provisions.

(a) Assignment. This Agreement shall be binding upon and inure to the benefit of the Client, the Asset Manager and their respective successors and permitted assigns. No Party to this Agreement may assign all or any portion of its rights, obligations or liabilities under this Agreement without the consent of the other Party to this Agreement.

(b) Independent Contractor. It is understood and agreed that the Asset Manager shall be deemed to be an independent contractor of the Client and that the Asset Manager shall not have authority to act for, bind or represent the Client in any way and shall not otherwise be deemed to be agent of the Client. Nothing contained herein shall create or constitute the Asset Manager and the Client as members of any partnership, joint venture, association, syndicate, unincorporated business, or other separate entity, nor shall be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other such entity.

(c) Third Party Beneficiaries. This Agreement is not intended to and does not convey any rights to persons not a Party to this Agreement, except that a Covered Person may in its own right enforce Section 11 of this Agreement.

(d) Entire Agreement. This Agreement, including the Schedules attached hereto, constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between them regarding such subject matter.

(e) Amendments. Except to the extent otherwise expressly provided herein, this Agreement may not be amended except in a writing signed by the Parties.

(f) Waivers. Each Party may by written consent waive, either prospectively or retrospectively and either for a specified period of time or indefinitely, the operation or effect of any provision of this Agreement. No waiver shall be effective unless in a writing executed and delivered by the Party against whom such waiver is to be enforced. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver of any such right constitute any further waiver of such or any other right hereunder. No waiver of any right by any Party hereto shall be construed as a waiver of the same or any other right at any other time.

(g) Notices. Except as otherwise expressly provided in this Agreement, whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the Party giving the notice and shall be mailed by first class mail or sent by courier or by email (including email with an attached PDF) or other electronic transmission with confirmation of transmission to the other Party at the address set forth below or to such other address as a Party may from time to time specify to the other Party by such notice hereunder.

If to the Asset Manager:

Elinnovation Labs Ltd.

Hamertz 4,

Tel Aviv, Israel, 6653520

Email:

If to the Client:

Enlivex Therapeutics Ltd.

14 Einstein Street

Ness Ziona, Israel 7403618

Email:

Attn: Chief Financial Officer

Any such communications, notices, instructions or disclosures shall be deemed duly given when deposited by first class mail address as provided above, when delivered to such address by courier or when sent by email (including email with an attached PDF) or other electronic transmission (with the receipt confirmed).

(h) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Israel, without giving effect to its principles of conflicts of law.

(i) Arbitration. Notwithstanding anything herein to the contrary, including the Parties’ submission to the jurisdiction of the courts of the Tel Aviv District, Israel pursuant to Section 16(j) below, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Tel Aviv, Israel, of the Israeli Institute of Commercial Arbitration or its successor (“IICA”) before three (3) qualified arbitrators, one (1) selected by each Party and one (1) selected jointly by the Parties. The arbitration shall be administered by IICA under its Arbitration Rules (the “Rules”) in accordance with the expedited procedures in those Rules. The Parties agree that they will give conclusive effect to the arbitrators’ determination and award and that judgment thereon may be entered in the appropriate court in the Tel Aviv District. Any Party may, without inconsistency with this arbitration provision, apply to the appropriate court in the Tel Aviv District and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. The arbitration will be conducted in the English or Hebrew languages, as agreed in advance in writing by the Parties. The arbitrators shall decide the dispute in accordance with the laws of the State of Israel. The arbitration provisions contained herein are self-executing and will remain in full force and effect after the expiration or termination of this Agreement. The costs and expenses of the arbitration shall be funded fifty percent (50%) by the claimant, and the remaining fifty percent (50%) shall be split equally among the respondent(s). All Parties shall bear their own attorneys’ fees during the arbitration. The prevailing Party on substantially all its claims shall be reimbursed all of such costs and expenses by the non-prevailing Party within ten (10) days after receiving notice of the arbitrator’s decision.

(j) Submission to Jurisdiction; Consent to Service of Process. Subject to Section 16(i) above, the Parties hereto hereby irrevocably submit to the exclusive jurisdiction of and consent to service of process and venue in the appropriate court in the Tel Aviv District, Israel, in any dispute, claim, controversy, action, suit or proceeding between the Parties arising out of this Agreement which are permitted to be filed or determined in such court. Subject to Section 16(i) above, the Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Parties agree that process may be served in any action, suit or proceeding by mailing copies thereof by registered or certified mail (or its equivalent) postage prepaid, to the Party’s address set forth in Section 16(g) of this Agreement or to such other address to which the Party shall have given written notice to the other Party. The Parties agree that such service shall be deemed in every respect effective service of process upon such Party in any such action, suit or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such Party. Nothing in this Section 16(j) shall affect the right of the Parties to serve process in any manner permitted by law.

(k) Force Majeure. No Party to this Agreement shall be liable for damages resulting from delayed or defective performance when such delays or defects arise out of causes beyond the control and without the fault or negligence of the offending Party. Such causes may include, but are not restricted to, acts of God or of the public enemy, terrorism, acts of the state in its sovereign capacity, fires, floods, earthquakes, power failure, tariffs, government regulations or executive orders, disabling strikes, epidemics, pandemics, quarantine restrictions and freight embargoes.

(l) Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties to this Agreement.

(m) Severability. In the event any provision of this Agreement shall be held invalid or unenforceable, by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.

(n) Interpretation. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, (ii) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules) and not to any particular provision of this Agreement, and Section and Schedule references are to the Sections and Schedules to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement means “including, without limitation,” unless the context otherwise requires or unless otherwise specified, (iv) the word “or” shall not be exclusive, (v) the terms “dollars” and “$” means dollars of the United States of America, (vi) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and shall not simply mean “if”, (vii) the term “person” means any individual or any corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or governmental authority and (viii) “business day” means a day other than Saturday or Sunday or other day on which banks in New York City or Tel Aviv, Israel are required to or may be closed.

(o) Counterparts; Electronic Signature and Delivery. This Agreement may be executed in counterparts, including counterparts sent via PDF other electronic transmission, each of which shall be deemed an original and, when taken together, shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the Effective Date.

Elinnivation Labs Ltd.

By:	/s/ David Dadon
Name:	David Dadon
Title:	Chief Executive Officer

Enlivex Therapeutics Ltd.

By:	/s/ Shai Novik
Name:	Shai Novik
Title:	Executive Chairman of the Board of Directors

[Signature Page to Asset Manager Agreement]

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